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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ ]       Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss.240.14a-12

                    mcVC Draper Fisher Jurvetson Fund I, Inc
                    ----------------------------------------
                (Name of Registrant as Specified In Its Charter)

                  Millenco, L.P. (Please see attached Exhibit*)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

            Common stock
            ------------

      2)    Aggregate number of securities to which transaction applies:

            N/A
            ---

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

            N/A
            ---

      4)    Proposed maximum aggregate value of transaction:

            N/A
            ---

      5)    Total fee paid:

            N/A
            ---

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

            N/A
            ---

      2)    Form, Schedule or Registration Statement No.:

            N/A
            ---

      3)    Filing Party:

            Millenco, L.P.
            --------------

      4)    Date Filed:

            August 28, 2002
            ---------------

*Please see letter dated August 28, 2002, attached hereto, and made a part of this filing.

                         [LETTERHEAD OF MILLENCO, L.P.]


                                                                 August 28, 2002


Dear meVC Shareholder:

Millenco LP, a subsidiary of Millennium Partners ("Millennium"), is the largest shareholder of meVC Draper Fisher Jurvetson Fund I ("meVC" or "the Fund"), and we are writing to alert you to important new developments that could impact you as a shareholder, including:

      1. Continued efforts by the meVC Board to disenfranchise the Fund's shareholders by directly appointing a new Fund manager without shareholder approval

                                       and

      2. Our lawsuit to overturn the Fund's last two director elections on the grounds of proxy deception.

                     CONTINUED CONTEMPT FOR SHAREHOLDERS --

                            DENYING OUR RIGHT TO VOTE

As you may recall, Millennium led a successful effort to defeat two investment adviser contracts (for meVC Advisers and Draper Advisers, respectively), at the meVC Annual Meeting this past March. In June, meVC Advisers quit as investment adviser and therefore Draper Advisers was also terminated. However, in a display of the Board's contempt for shareholders and the significance of their votes, the Board then announced that meVC was going to be "internally managed" by John Grillos -- the Chairman and CEO of the Fund and Managing Member of Draper Advisers -- along with other former members of Draper Advisers.

According to SEC rules, if investment advisory contracts are not approved at an Annual Meeting, as was the case with meVC, there is a 150-day interim period during which a new adviser can be proposed for shareholders to approve or reject. On August 22, just two days before the 150-day deadline, the Board announced plans to appoint a "permanent fund manager" by September 30th and that Mr. Grillos is one of the candidates for the position. In yet another attempt to disenfranchise shareholders, the Board is seeking to directly appoint a new Fund manager, denying shareholders of their right to vote to approve the new manager. To add insult to injury, one of the Board's candidates for the position is an individual that shareholders already overwhelmingly voted to terminate as investment adviser.

Moreover, following the defeat of the two investment adviser agreements in March, Millennium made a detailed proposal to the Board suggesting that meVC broaden the scope and breadth of the Fund's portfolio. Millennium also introduced new management teams with proven track records that had expressed interest in running the Fund. The Board of meVC responded with hostility. The Board's failure to consider shareholder proposals, or even submit their own proposals to a shareholder vote, illustrates a continued contempt for their shareholders and disregard for their responsibilities as the fiduciaries of a public company.

                             DIRECTOR "INDEPENDENCE"

On July 29, 2002, Millennium filed an amendment to its Delaware lawsuit contesting the validity of the Fund's last two director elections. The suit seeks to require meVC to hold new elections for three of the Fund's five Board seats. Millennium recently discovered that the proxies meVC sent to shareholders in 2001 and 2002 omitted critical information which demonstrates that two of the Fund's "independent" directors had gross conflicts of interest that made them unfit to hold "independent director" seats.

From 1999 to 2002, Mr. Grillos, the Chairman and CEO of the Fund, was also Chairman and a director of eVineyard.com. Mr. Grillos was also founder and general partner of iTech Partners LP, a major investor in eVineyard. meVC "independent" director Larry Gerhard was eVineyard's President and CEO from 1999 to 2002, and meVC "independent" director Harold Hughes was eVineyard's COO since at least 2001, and CEO beginning in 2002. By virtue of Mr. Grillos' status as both Chairman and a backer of eVineyard, neither Mr. Gerhard nor Mr. Hughes, who reported to Grillos in that capacity, are independent directors at meVC. No meVC proxy statement or other public filing has ever disclosed any connection between Mr. Grillos and eVineyard or between Mr. Grillos and these supposedly "independent" directors.

Shareholders rely on the independent directors to monitor and evaluate the performance of management. Yet two of the three supposedly "independent" meVC directors were intimately entwined in an outside business relationship with Mr. Grillos. The SEC has stated in a public Release (No. IC-24083) issued prior to the IPO of meVC that directors entangled in this very configuration may be treated as "interested" because the relationship impairs the directors' independence.

                     SELF-DEALING AND CONFLICTS OF INTEREST

The proxies also failed to disclose that Mr. Grillos is a limited partner in venture capital fund Osprey Ventures LP, which invested in eVineyard as well as meVC portfolio companies ShopEaze Systems and BlueStar Solutions. According to Osprey literature, Mr. Grillos "works closely with the Osprey Ventures General Partner to provide deal flow and early-stage investments for the Fund." The proxy statements do not contain a single mention of Osprey. Shareholders have a right to know about these activities, which present significant questions about self-dealing and conflicts of interest.

                     THE FUND'S FUTURE HANGS IN THE BALANCE

Millennium's suit demands that new elections be held for the two Board seats currently held by Mr. Grillos and Mr. Gerhard, as well as for a fifth Board seat, which is vacant due to the resignation of Peter Freudenthal in June 2002. If Millennium is successful, a majority of the Fund's five Board seats would be up for election, allowing properly-elected representatives of the shareholders to decide the Fund's future. Millennium Partners intends to nominate, and solicit proxies for, qualified candidates for these board seats, as well as the two board seats which will be up for election at the 2003 Annual Meeting.

As it stands now, meVC is being run in a format never approved by shareholders, it bears no resemblance to the fund described in its registration documents, and it has generally been an unmitigated disaster. In just over two years, while the shares have fallen over 60% and more than $100 million in shareholder value has been erased, the investment advisers have been paid more than $15 million and the "independent" directors have each received more than $150,000. The Fund currently trades at a substantial discount to cash, pricing that reflects investors' total loss of confidence in meVC's management and directors.

Millennium stands by its original position: meVC should return at least a portion of its uninvested cash, change management, and reduce its fees. In our view, the web of relationships recently brought to light among various Board members only amplifies the importance and urgency of this agenda. If you believe that meVC must change, we urge you to write and share your concerns with the Board of Directors. We also invite you to share your views with us at mevcshareholders@yahoo.com. The Board and management of meVC have presided too long while the value of meVC has plummeted. It is time that shareholders are given the opportunity to vote on the future of our Fund once and for all.


Sincerely,

Robert C. Knapp
Managing Director


Please see the following page for disclosures made pursuant to Rule 14a-12 of the Securities and Exchange Commission (the "SEC"), promulgated under the Securities Exchange Act of 1934.

      a. To the extent that the foregoing letter may be considered a "solicitation," as defined by SEC regulations, such solicitation is being made by Millenco. L.P., a Delaware limited partnership, which is a broker-dealer and member of the American Stock Exchange. The general partner of Millenco is Millennium Management, LLC, a Delaware limited liability company, ("Management"). The sole manager of Millennium Management, LLC is Israel A. Englander. The principal office of Millenco, Millennium (c/o Management) and Mr. Englander is 666 Fifth Avenue, New York, New York 10103.

      b. For a description of the above persons' direct or indirect interests in meVC Draper Fisher Jurvetson I, Inc. (the "Fund"), we refer you to the Amendment No. 1 to Schedule 13D, filed by Millenco, L.P., on or about August 28, 2002 with the Securities and Exchange Commission. That Schedule may be found at:
            http://www.edgar-online.com/brand/yahoo/search/?sym=MVC

      c. Millenco, L.P. has not yet prepared a proxy statement, because there is not presently any Fund stockholders meeting scheduled for election of directors. If and when the Fund does schedule a stockholders meeting to elect directors, if Millenco nominates candidates, it will solicit stockholders' proxies, pursuant to a proxy statement, which will be mailed to the Fund's stockholders. STOCKHOLDERS SHOULD READ ANY SUCH PROXY STATEMENT CAREFULLY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. ANY AND ALL PROXY STATEMENTS FILED IN CONNECTION WITH THE STOCKHOLDERS MEETINGS, AND ANY OTHER RELEVANT DOCUMENTS, WILL BE AVAILABLE, FOR FREE, AT THE SECURITIES AND EXCHANGE COMMISSIONS WEBSITE WWW.SEC.GOV. IN ADDITION, IF AND WHEN MILLENCO ISSUES A PROXY STATEMENT, IT WILL MAKE AVAILABLE FOR FREE, VIA EMAIL, ANY PROXY STATEMENT IT MIGHT ISSUE, TO STOCKHOLDERS WHO REQUEST IT BY CONTACTING TO US AT MEVCSHAREHOLDERS@YAHOO.COM.


                                     * * * *


MILLENCO'S PRESENT INTENTION TO NOMINATE CANDIDATES FOR ELECTION AS DIRECTORS OF THE FUND IS BASED UPON CURRENT CIRCUMSTANCES, AS DESCRIBED IN THE ACCOMPANYING LETTER. MILLENCO RESERVES THE RIGHT TO CHANGE ITS INTENTION AT ANY TIME.